                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                  DYNABAZAAR, INC. (FORMERLY, FAIRMARKET, INC.)
                  ---------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    26779R104
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  26779R104                                           Page 1 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

            The PNC Financial Services Group, Inc.   25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a) [ ]

        b) [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares      5)  Sole Voting Power                              -0-

    Beneficially Owned    6)  Shared Voting Power                      1,781,295

    By Each Reporting     7)  Sole Dispositive Power                         -0-

    Person With           8)  Shared Dispositive Power                 1,781,295

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,781,295*

                                                    *See the response to Item 6.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                                   [ ]

    11) Percent of Class Represented by Amount in Row (9)                 6.58

    12) Type of Reporting Person   (See Instructions)                       HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                  DYNABAZAAR, INC. (FORMERLY, FAIRMARKET, INC.)
                  ---------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    26779R104
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  26779R104                                           Page 2 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

            PNC Bancorp, Inc.   51-0326854

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Delaware

    Number of Shares      5)  Sole Voting Power                              -0-

    Beneficially Owned    6)  Shared Voting Power                      1,781,295

    By Each Reporting     7)  Sole Dispositive Power                         -0-

    Person With           8)  Shared Dispositive Power                 1,781,295

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,781,295*

                                                    *See the response to Item 6.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                                   [ ]

    11) Percent of Class Represented by Amount in Row (9)                  6.58

    12) Type of Reporting Person   (See Instructions)                      HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                  DYNABAZAAR, INC. (FORMERLY, FAIRMARKET, INC.)
                  ---------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    26779R104
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 26779R104                                            Page 3 of 5 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

            PNC Bank, National Association   22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    United States

    Number of Shares     5)  Sole Voting Power                               -0-

    Beneficially Owned   6)  Shared Voting Power                       1,781,295

    By Each Reporting    7)  Sole Dispositive Power                          -0-

    Person With          8)  Shared Dispositive Power                  1,781,295

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,781,295*

                                                    *See the response to Item 6.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                                    [ ]

    11) Percent of Class Represented by Amount in Row (9)                  6.58

    12) Type of Reporting Person   (See Instructions)                        BK

                                                               Page 4 of 5 Pages

ITEM 1(a) - NAME OF ISSUER:

       Dynabazaar, Inc. (formerly, Fairmarket, Inc.)~

ITEM 2(e) - CUSIP NUMBER:

       26779R104

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a)  Amount Beneficially Owned:                                1,781,295 shares*

                                                    *See the response to item 6.

(b)  Percent of Class:                                                      6.58

(c)  Number of shares to which such person has:

         (i)  sole power to vote or to direct the vote                       -0-

        (ii)  shared power to vote or to direct the vote               1,781,295

       (iii)  sole power to dispose or to direct the disposition of          -0-

        (iv)  shared power to dispose or to direct the disposition of  1,781,295


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         All of the shares of Common Stock reported herein are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee.

         In connection with the Trust Accounts, Lloyd I. Miller, III and PNC Bank, National Association, in its capacity as Trustee, have entered into an Investment Advisory Agreement dated as of April 1, 1997. Either party may terminate the Investment Advisory Agreement on 30 days' prior written notice.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

                                                               Page 5 of 5 Pages

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
--------------------------------------------------
Date

By: /s/ Joan L. Gulley
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
--------------------------------------------------
Joan L. Gulley, Vice President
--------------------------------------------------
Name & Title


February 10, 2004
--------------------------------------------------
Date

By: /s/ Maria C. Schaffer
--------------------------------------------------
Signature - PNC Bancorp, Inc.
Maria C. Schaffer, Executive Vice President
--------------------------------------------------
Name & Title


February 10, 2004
--------------------------------------------------
Date

By: /s/ Joan L. Gulley
--------------------------------------------------
Signature - PNC Bank, National Association
Joan L. Gulley, Executive Vice President
--------------------------------------------------
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G